SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                            DUSA PHARMACEUTICALS INC
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    266898105
                                 (CUSIP Number)


                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 OF 16

CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    567,400
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    567,400
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               567,400
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               4.1%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 3 OF 16

CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    768,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    768,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               768,500
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               5.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 4 OF 16

CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP/SBS I, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    223,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    223,600
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               223,600
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 5 OF 16
CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP/SBS II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    65,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    65,300
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                65,300
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 6 OF 16
CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Cooper Hill Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    542,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    542,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               542,500
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 7 OF 16

CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Cooper Hill Partners, LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,624,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,624,800
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,624,800
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
              11.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 8 OF 16

CUSIP No. 266898105
___________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Casdin Capital, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,167,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,167,300
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,167,300
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
              15.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 9 of 16

CUSIP No. 266898105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Jeffrey Casdin
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,167,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         2,167,300
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,167,300
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
              15.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 10 OF 16

ITEM 1(a).  NAME OF ISSUER:
             DUSA PHARMACEUTICALS INC

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             25 Upton Drive, Wilmington, MA  01887

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:
          (i) CLSP, L.P. ("CLSP"), a Delaware limited
              partnership, with respect to the Securities
              owned by it;
         (ii) CLSP II, L.P. ("CLSP II") a Delaware limited
              partnership, with respect to the Securities owned by it;
        (iii) CLSP/SBS I, L.P. ("CLSP/SBS I") a Delaware
              limited partnership, with respect to the Securities
              owned by it;
         (iv) CLSP/SBS II, L.P. ("CLSP/SBS II") a Delaware
              limited partnership, with respect to the Securities
              owned by it;
          (v) Cooper Hill Partners, L.P., a Delaware limited partnership with respect to the Securities held for CLSP Overseas, Ltd. ("CLSP Overseas"), a Cayman Islands exempted company;
         (vi) Cooper Hill Partners, LLC ("Cooper, LLC "), a Delaware
              limited liability company and the sole general partner of CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS
              II;
        (vii) Casdin Capital, L.L.C. ("Casdin, LLC "), a Delaware
              limited liability company and the sole general partner of Cooper Hill Partners, L.P. and the managing member to Cooper, LLC with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II and CLSP Overseas; and
       (viii) Jeffrey Casdin a citizen of the United States, and the Managing Member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper LLC, with respect to Securities subject to the control of Cooper LLC and Cooper Hill Partners, LP.

              The foregoing persons (other than CLSP Overseas) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G/A                                                 PAGE 11 OF 16

     ITEM 2(b). ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
                The business address of each of the Reporting Persons is 767 Third Avenue, 22nd Floor, New York, New York 10077. The business address of CLSP Overseas is c/o Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 G.T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I.

ITEM 2(c).  CITIZENSHIP:
             Cooper, LLC and Casdin, LLC are Delaware limited liability companies and CLSP, CLSP II, CLSP/SBS I, CLSP/SBS II and Cooper Hill Partners, L.P. are each a Delaware limited partnership. CLSP Overseas is a Cayman Islands exempted company. Jeffrey Casdin is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:                 266898105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G/A                                                  PAGE 12 OF 16

          (j) (  )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]


ITEM 4.   OWNERSHIP.
     A.  CLSP
        (a)  Amount beneficially owned: 567,400
        (b)  Percent of class: 4.1%
          (All percentages herein are based on 13,965,247 shares of Common Stock reported to be outstanding as of November 10, 2003, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for
          the quarter ended September 30, 2003).
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         567,400
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 567,400

B.  CLSP II
        (a)  Amount beneficially owned: 768,500
        (b)  Percent of class: 5.5%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         768,500
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 768,500

     C.  CLSP/SBS I
        (a)  Amount beneficially owned: 223,600
        (b) Percent of class: 1.6%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         223,600
                 (iii) sole power to dispose or to direct the disposition of 0

  Schedule 13G/A                                                  PAGE 13 OF 16

                  (iv) shared power to dispose or to direct the disposition of 223,600

     D.  CLSP/SBS II
        (a)  Amount beneficially owned: 65,300
        (b)  Percent of class: 0.5%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         65,300
                 (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 65,300

     E.  Cooper Hill Partners, L.P.
        (a)  Amount beneficially owned: 542,500
        (b)  Percent of class: 3.9%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         542,500
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 542,500

     F.  Cooper, LLC
        (a)  Amount beneficially owned: 1,624,800
        (b)  Percent of class: 11.6%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,624,800
                 (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,624,800

Schedule 13G/A                                                  PAGE 14 OF 16

     G.  Casdin, LLC
        (a)  Amount beneficially owned: 2,167,300
        (b)  Percent of class: 15.5%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,167,300
                 (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,167,300

     H. Jeffrey Casdin
        (a)  Amount beneficially owned: 2,167,300
        (c)  Percent of class: 15.5%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,167,300
                 (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,167,300


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER
          OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [    ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II are each private investment partnerships, the sole general partner of which is Cooper, LLC. As the sole general partner of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II, Cooper, LLC has the power to vote and dispose of the Securities owned by each of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of Cooper, LLC is Casdin, LLC of which Jeffrey Casdin is the managing member

     Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. currently has the power to vote and dispose of the Securities held for the account of CLSP Overseas and, accordingly, may be deemed the "beneficial owner" of such Securities. Mr. Casdin is the managing member of Casdin, LLC, the general partner of Cooper Hill Partners, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

Schedule 13G/A                                                    PAGE 15 OF 16



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

Schedule 13G/A                                                    PAGE 16 OF 16

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons and CLSP Overseas, Ltd. hereby make the following certification:

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2004           /s/ Jeffrey Casdin,
                                    JEFFREY CASDIN, individually,and
                                    as managing member of Cooper Hill
                                    Partners, LLC, and on behalf of CLSP,
                                    L.P., CLSP II, L.P., CLSP/SBS I, L.P.,
                                    and CLSP/SBS II, L.P. and as the sole
                                    member of Casdin Capital, L.L.C., the
                                    general partner of Cooper Hill Partners,
                                    L.P.